UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2017

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica, Irvine, California	92618-7471
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 214-1000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement
On August 10, 2017, CoreLogic, Inc. (the “Company”), CoreLogic Australia Pty Limited (the “Australian Borrower” and, together with the Company, the “Borrowers”) entered into a second amended and restated credit agreement (the “Credit Agreement”) among the Company, the Australian Borrower, the lenders party thereto (the “Lenders”), the other parties thereto and Bank of America, N.A. (the “Administrative Agent”). The Credit Agreement provides for a $1.6 billion five-year term A1 loan facility (the “Term A1 Facility”), a $200.0 million five-year term A2 loan facility (the “Term A2 Facility” and together with the Term A1 Facility, the “Term Facility”) and a $700.0 million five-year revolving credit facility (which includes a $100.0 million multicurrency revolving sub-facility and a $50.0 million letter of credit sub-facility) (the “Revolving Facility” and, together with the Term Facility, the “Facilities”). The Credit Agreement also provides for the ability to increase the Term Facility and/or Revolving Facility by up to $100.0 million in the aggregate plus certain additional amounts, subject to certain conditions.

Loans under the Credit Agreement will bear interest, at the election of the Company, at (i) the Alternate Base Rate (defined as the greatest of (a) Bank of America's “prime rate”, (b) the Federal Funds effective rate plus 1/2% and (c) the reserve adjusted London interbank offering rate for a one month Eurocurrency borrowing plus 1%) plus the Applicable Rate (as defined in the Credit Agreement) or (ii) the London interbank offering rate for Eurocurrency borrowings, adjusted for statutory reserves (the “Adjusted Eurocurrency Rate”) plus the Applicable Rate. The initial Applicable Rate for Alternate Base Rate borrowings is 1.00% and for Adjusted Eurocurrency Rate borrowings is 2.00%. After December 31, 2017, the Applicable Rate will vary depending upon the Company's leverage ratio. The minimum Applicable Rate for Alternate Base Rate borrowings will be 0.25% and the maximum will be 1.00%. The minimum Applicable Rate for Adjusted Eurocurrency Rate borrowings will be 1.25% and the maximum will be 2.00%. The Credit Agreement also requires the Company to pay a commitment fee for the unused portion of the Revolving Facility, which will be a minimum of 0.25% and a maximum of 0.40%, depending on the Company's leverage ratio.

The Credit Agreement provides that loans under the Term Facility shall be repaid in equal quarterly installments, commencing on the last day of the next full fiscal quarter and continuing on each three-month anniversary thereafter. The loans under the Term A1 Facility shall be repaid in an amount equal to $20.0 million for the first eight quarterly payments and in an amount equal to $40.0 million for each quarterly payment thereafter. The loans under the Term A2 Facility shall be repaid in an amount equal to $2.5 million for the first eight quarterly payments and in an amount equal to $5.0 million for each quarterly payment thereafter. The outstanding balance of the term loans will be due on August 10, 2022. The Term Facility is also subject to prepayment from (i) the Net Cash Proceeds (as defined in the Credit Agreement) of certain debt incurred or issued by the Borrowers and the Guarantors and (ii) the Net Cash Proceeds received by the Borrowers or the Guarantors from certain asset sales and recovery events, subject to certain reinvestment rights.

The Credit Agreement contains the following financial maintenance covenants: (i) a maximum total leverage ratio as of the last date of any fiscal quarter not to exceed 4.25:1.00; provided that such total leverage ratio shall step down to (x) 4.00:1.00 starting with the fiscal quarter ending on September 30, 2018, (y) 3.75:1.00 starting with the fiscal quarter ending on September 30, 2019 and (z) 3.50:1.00 starting with the fiscal quarter ending on September 30, 2020; and provided further that if the Company completes a Qualified Acquisition (as defined in the Credit Agreement), the total leverage ratio will step up by 0.25 for each fiscal quarter commencing in the fiscal quarter in which such Qualified Acquisition occurs and the total leverage ratio will step down by an additional 0.25 starting with the fiscal quarter ending September 30, 2021; and (ii) a minimum interest coverage ratio for the four-fiscal quarter period ending on the last day of any fiscal quarter of at least 3.00:1.00. As of the effective date of the Credit Agreement, the Company has completed a Qualified Acquisition and the maximum total leverage ratio for the current fiscal quarter is 4.50:1.00.

The obligations under the Credit Agreement are senior secured obligations of the Company and certain of the Company's existing and future direct and indirect subsidiaries (the “Guarantors”), secured by a lien over substantially all of the personal property assets of the Company and the Guarantors and mortgages or deeds of trust over real property of the Company and the Guarantors with a fair market value of $15.0 million or more (collectively, the “Collateral”) and rank effectively senior in right of payment to any unsecured indebtedness of the Company and the Guarantors to the extent of the value of the Collateral.

The Credit Agreement also contains restrictive covenants that limit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness or issue certain preferred equity, pay dividends or make other distributions or other restricted payments, make certain investments, create restrictions on distributions from subsidiaries, enter into sale leaseback transactions, amend the terms of certain other indebtedness, create liens on certain assets to secure debt, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. The Credit Agreement also contains customary events of default, including upon the failure to make timely payments under the

Facilities or other material indebtedness, the failure to satisfy certain covenants, the occurrence of a change of control and specified events of bankruptcy and insolvency.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1
Second Amended and Restated Credit Agreement, dated as of August 10, 2017, among CoreLogic, Inc., CoreLogic Australia Pty Limited, the lenders party thereto, the other parties thereto and Bank of America, N.A. as administrative agent and collateral agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date:	August 14, 2017	By:	/s/ James L. Balas
		Name:	James L. Balas
		Title:	Chief Financial Officer
(Principal Financial Officer)